UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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THE QUIGLEY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 13, 2009, The Quigley Corporation delivered the following letter to stockholders:

 May 13, 2009

Dear Fellow Stockholders:

THE LEADING INDEPENDENT PROXY ADVISORY FIRMS HAVE
REJECTED TED KARKUS’ BID TO TAKE CONTROL OF

THE QUIGLEY CORPORATION

FOLLOW THEIR RECOMMENDATIONS AND SUPPORT

THE QUIGLEY CORPORATION INCUMBENT DIRECTORS

VOTE THE WHITE PROXY CARD TODAY

           The Quigley Corporation proxy statement for the 2009 Annual Meeting, along with a WHITE proxy card, were mailed to you previously. No matter how many shares you may own, we urge all stockholders to protect your investment and vote the WHITE card today.  Also, please disregard any proxy materials and blue proxy card you may receive from dissident stockholder Ted Karkus (“Karkus”).  Even though he has no specific plans whatsoever for running your Company, Karkus is attempting to take control of your Company and replace your Company’s entire incumbent Board of Directors with his slate of inexperienced nominees at the 2009 Annual Meeting.  Not surprisingly, both RiskMetrics Group (“RMG”), (formerly ISS-Institutional Shareholder Services), and Glass Lewis & Co. (“Glass Lewis”), the leading independent proxy advisory firms, saw right through Karkus’ plan to take control of your Company and have recommended that stockholders reject the Karkus nominees.  We urge you to follow their recommendations and support the Company’s incumbent directors by voting the WHITE card today.

KARKUS HAS NO STRATEGIC PLAN FOR YOUR COMPANY

           RMG and Glass Lewis have each recommended that stockholders vote the Quigley Corporation WHITE proxy card and reject dissident investor Karkus’ solicitation seeking control of the Board of Directors.  Both governance advisory services note that Karkus has not provided a detailed plan to manage the Company.

In its May 10, 2009 report, RMG stated that it believes that Karkus’ plan is “very general and lacks specifics,” thereby making it difficult for shareholders to know what they would do differently.  RMG requires dissidents to provide a well-reasoned and detailed business plan, including strategic initiatives, a transition plan that describes how the change in control of the Company will be effected, and if applicable, identification of a qualified and credible new management team.  RMG noted that dissident Karkus has not met these requirements.

WHILE KARKUS HAS NO SPECIFIC PLANS TO SPEAK OF, YOUR CURRENT BOARD AND MANAGEMENT TEAM “HAVE AN EFFECTIVE PLAN IN PLACE”

Glass Lewis in its May 10, 2009 report said that the incumbent Board and management have an effective plan in place and noted the long-term performance of the Company’s Pharma business.  Glass Lewis recommends that stockholders vote FOR all the Quigley Corporation incumbent nominees.

Karkus’ proxy materials DO NOT present any plan or functional strategies for The Quigley Corporation.   The best he can offer in his proxy materials is a boilerplate agenda which includes reviewing the Company’s management, structure and corporate governance policies.  This so-called “strategic plan” reflects no knowledge or insight of the Company’s business model, products, operations, markets or long-term strategies/objectives.

On the other hand, your incumbent Board and management know the Company, have an effective plan, and are on track with goals and objectives.  We are constantly evaluating new opportunities and strategies always with the focus of enhancing stockholder value.

MANAGEMENT’S STRATEGIC PLAN HAS BEEN CAREFULLY DEVELOPED AND EXECUTED – AND IT’S WORKING!

           The Quigley Corporation, under the guidance of the incumbent Board and management, has a carefully developed long term strategic plan to increase stockholder value by investing a share of the profits from its successful, market leading OTC homeopathic cold remedy (COLD-EEZE®) to self-fund research and development of naturally-derived medicinal compounds for which there is enormous market potential.

On April 30, 2009 the Company issued a major announcement regarding noteworthy results from Phase II testing of its QR-333 compound to treat Diabetic Peripheral Neuropathy.  Your management team is on track to explore multiple next step options for the compound, which include, among possible avenues, potential partnering and licensure with major pharmaceutical companies.  We believe our success will not just be limited to QR-333. The Company has other ethical pharma products in the development pipeline that we are also excited about.

INCUMBENT BOARD MEMBERS ARE ALSO INVESTORS AND THEIR INTERESTS ARE ALIGNED WITH FELLOW STOCKHOLDERS

           Guy Quigley personally owns more than 2.5 million shares, or approximately 20% of the common stock of the Company, and Chuck Phillips personally owns more than 1 million shares, or approximately 7.8% of the common stock of the Company.  Unlike Karkus, who has engaged in an opportunistic pattern of buying and selling shares of your Company over the past several years, at no point in time has either Mr. Quigley or Mr. Phillips cashed in their respective equity ownership in the Company for personal gain. Your incumbent Board shares a mutual goal in seeing our Company succeed and we continue to work diligently on implementing ideas and strategies that are designed to enhance stockholder value.

DON’T GIVE UP CONTROL OF YOUR COMPANY TO AN UNPROVEN SLATE OF INEXPERIENCED NOMINEES

           Karkus’ proposed slate of nominees is primarily comprised of a group of individuals with whom he has had personal or professional dealings.  We do not believe these individuals have the experience or qualifications to advance the interests of The Quigley Corporation and its stockholders.  Glass Lewis apparently agrees, noting that just one of the dissident nominees has relevant pharmaceutical industry exposure and public company board experience.

           With diverse senior level business and industry experience and in-depth knowledge of the Company, your Board is singularly qualified to make The Quigley Corporation a stronger, more profitable, and more valuable company. The incumbent Board, together with your senior management team, has the industry and operational experience to manage this unique company, which combines a leading OTC product marketer with a pharmaceutical R&D subsidiary.

           We believe that in his attempt to gain control of your Company, Karkus is effectively asking you to start over again with a new and unqualified Board.  We’ve come too far and achieved many key milestones, and with your continued support, we will stay on course and further implement our strategic plans to enhance stockholder value.

PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY TODAY

           Your vote at this year’s Annual Meeting is more important than it has ever been.  As a result, we are urging all our fellow stockholders to vote the WHITE proxy card today and to discard any materials that you may receive from Karkus.  Please do not return any blue cards, even as a protest vote, as only your latest dated card will be counted at the Annual Meeting.

If you have any questions or need assistance in voting the WHITE proxy card, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at Quigley@mackenziepartners.com.  You may also be able to vote by telephone or internet and we encourage you to do so by following the instructions on the WHITE proxy card.

Sincerely,

/s/ Guy J. Quigley
Guy J. Quigley Chairman of the Board, President and Chief Executive Officer

About The Quigley Corporation

The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

Important Additional Information

The Quigley Corporation (“Quigley” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 2, 2009 in connection with the 2009 Annual Meeting of Stockholders and began the process of mailing the definitive proxy statement and a WHITE proxy card to stockholders. The Company’s stockholders are strongly advised to read Quigley’s proxy statement as it contains important information. Stockholders may obtain an additional copy of Quigley’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07814. In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at quigley@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quigley’s stockholders is available in Quigley’s definitive proxy statement filed with SEC on April 2, 2009.

CONTACT:

Gerard M. Gleeson The Quigley Corporation Vice President, CFO (215) 345-0919	Mark Harnett / Bob Marese MacKenzie Partners, Inc. (212) 929-5500 Quigley@mackenziepartners.com	Carl Hymans G.S. Schwartz & Co. (212) 725-4500 carlh@schwartz.com